As filed with the Securities and Exchange Commission on May 11, 2020

1933 Act Registration No. 333-71703

1940 Act Registration No. 811-09221

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.
Post-Effective Amendment No. 40	[X]
and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
ACT OF 1940	[X]
Amendment No. 42	[X]

Community Capital Trust

(Exact Name of Registrant as Specified in Charter)

2500 Weston Road

Suite 101

Weston, Florida 33331

(Address of Principal Executive Offices)

877-272-1977

Registrant's Telephone Number, including area code

Michael P. Malloy, Esquire

Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, Pennsylvania 19103

(Name and Address of Agent for Service)

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A (File No. 333-71703) of Community Capital Trust (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing an exhibit to the Registration Statement. Accordingly, this Post-Effective Amendment No. 40 consists only of a facing page, this explanatory note, Part C of the Registration Statement, and exhibit (j)(3), filed pursuant to Item 28 of the Registration Statement. This Post-Effective Amendment No. 40 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 40 shall become effective immediately upon filing with the Securities and Exchange Commission (the “SEC”). Parts A and B of the Registration Statement, which were filed on September 27, 2019, as supplemented, are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 28. Exhibits

(a)	(1)	Agreement and Declaration of Trust of Registrant dated January 14, 1999 is incorporated herein by reference to Exhibit (a) to Registrant’s Registration Statement on Form N-1A filed on February 3, 1999.

(2)	Amendment No. 1 dated as of January 25, 2013 and effective as of May 29, 2013 to Agreement and Declaration of Trust is incorporated herein by reference to Exhibit (a)(2) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed on May 29, 2013.

(b)	Amended Bylaws of Registrant are incorporated herein by reference to Exhibit (b) to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2013.

(c)	Articles II, VI, VII and VIII of Registrant’s Agreement and Declaration of Trust dated January 14, 1999 are incorporated herein by reference to Exhibit (a).

(d)	(1)	Investment Management Agreement between Registrant and Community Capital Management, Inc. (formerly known as CRA Fund Advisors, Inc.) dated as of June 1, 1999 is incorporated herein by reference to Exhibit (d) to Pre-Effective Amendment No. 2 to Registrant’s Registration Statement on Form N-1A filed on June 8, 1999.

(2)	Amendment No. 1 to the Investment Management Agreement between Registrant and Community Capital Management, Inc. is incorporated herein by reference to Exhibit (d)(2) to Post-Effective Amendment No. 15 to Registrant’s Registration Statement on Form N-1A filed on September 28, 2009.

(3)	Amendment No. 2 to the Investment Management Agreement between Registrant and Community Capital Management, Inc. dated May 1, 2008 is incorporated herein by reference to Exhibit (d)(3) to Post-Effective Amendment No. 14 to Registrant’s Registration Statement on Form N-1A filed on September 26, 2008.

(4)	Addendum No. 1 to the Investment Management Agreement between Registrant and Community Capital Management, Inc. is incorporated herein by reference to Exhibit (d)(4) to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2013.

(5)	Addendum No. 2 to the Investment Management Agreement between Registrant and Community Capital Management, Inc. is incorporated herein by reference to Exhibit (d)(5) to Post-Effective Amendment No. 36 to Registrant’s Registration Statement on Form N-1A filed on September 28, 2018.

(e)	(1)	Distribution Agreement between Registrant and SEI Investments Distribution Co. dated December 22, 2006 is incorporated herein by reference to Exhibit (e) to Post-Effective Amendment No. 12 to Registrant’s Registration Statement on Form N-1A filed on March 1, 2007.

(2)	Amendment No. 1 to the Distribution Agreement between Registrant and SEI Investments Distribution Co. is incorporated herein by reference to Exhibit (e)(2) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed on May 29, 2013.

(f)	None.

(g)	Custody Agreement between Registrant and U.S. Bank, National Association dated April 26, 2013 is incorporated herein by reference to Exhibit (g)(1) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed on May 29, 2013.

(h)	(1)	Administration Agreement between Registrant and SEI Investments Global Funds Services dated December 22, 2006 is incorporated herein by reference to Exhibit (h)(1) to Post-Effective Amendment No. 12 to Registrant’s Registration Statement on Form N-1A filed on March 1, 2007.

(2)	Amendment No. 1 to the Administration Agreement between Registrant and SEI Investments Global Funds Services dated June 26, 2008 is incorporated herein by reference to Exhibit (h)(2) to Post-Effective Amendment No. 14 to Registrant’s Registration Statement on Form N-1A filed on September 26, 2008.

(3)	Amendment No. 2 to the Administration Agreement between Registrant and SEI Global Funds Services dated October 19, 2012 is incorporated herein by reference to Exhibit (h)(3) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed on May 29, 2013.

(4)	Amendment No. 3 to the Administration Agreement between Registrant and SEI Investments Global Funds Services is incorporated herein by reference to Exhibit (h)(4) to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2013.

(5)	Amendment No. 4 to the Administration Agreement between Registrant and SEI Investments Global Funds Services dated January 27, 2018 is incorporated herein by reference to Exhibit (h)(5) to Post-Effective Amendment No. 36 to Registrant’s Registration Statement on Form N-1A filed on September 28, 2018.

(6)	Amendment No. 5 to the Administration Agreement between Registrant and SEI Investments Global Funds Services dated January 1, 2019 is incorporated herein by reference to Exhibit (h)(6) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2019.

(7)	Transfer Agency Services Agreement between Registrant and Atlantic Shareholder Services, LLC dated as of November 27, 2018 is incorporated herein by reference to Exhibit (h)(7) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2019.

(8)	Amended and Restated Waiver and Reimbursement Agreement between Registrant and Community Capital Management, Inc. with respect to CRA Shares, Institutional Shares and Retail Shares of The Community Reinvestment Act Qualified Investment Fund is incorporated herein by reference to Exhibit (h)(8) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2019.

(9)	Amended and Restated Waiver and Reimbursement Agreement between Registrant and Community Capital Management, Inc. with respect to Institutional Shares of the CCM Alternative Income Fund is incorporated herein by reference to Exhibit (h)(10) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2019.

(10)	Services Plan for Retail Shares of The Community Reinvestment Act Qualified Investment Fund is incorporated herein by reference to Exhibit (h)(11) to Post-Effective Amendment No. 34 to Registrant’s Registration Statement on Form N-1A filed on September 28, 2017.

(11)	Services Plan for Institutional Shares of the CCM Alternative Income Fund is incorporated herein by reference to Exhibit (h)(12) to Post-Effective Amendment No. 34 to Registrant’s Registration Statement on Form N-1A filed on September 28, 2017.

(12)	Form of Servicing Agreement related to Services Plan for Retail Shares of the Community Reinvestment Act Qualified Investment Fund is incorporated herein by reference to Exhibit (h)(6) to Post-Effective Amendment No. 12 to Registrant’s Registration Statement on Form N-1A filed on March 1, 2007.

(13)	Form of Servicing Agreement related to Services Plan for Institutional Shares of the CCM Alternative Income Fund is incorporated herein by reference to Exhibit (h)(12) to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2013.

(14)	Special Administrative Services Agreement between Registrant and Community Capital Management, Inc. with respect to CRA Shares of The Community Reinvestment Act Qualified Investment Fund is incorporated herein by reference to Exhibit (h)(7) to Post-Effective Amendment No. 15 to Registrant’s Registration Statement on Form N-1A filed on September 28, 2009.

(15)	Amendment No. 1 to the Special Administrative Services Agreement between Registrant and Community Capital Management, Inc. with respect to CRA Shares of The Community Reinvestment Act Qualified Investment Fund dated May 1, 2008 is incorporated herein by reference to Exhibit (h)(8) to Post-Effective Amendment No. 14 to Registrant’s Registration Statement on Form N-1A filed on September 26, 2008.

(i)	(1)	Opinion and Consent of Drinker Biddle & Reath LLP dated June 7, 1999 is incorporated herein by reference to Exhibit (i) to Pre-Effective Amendment No. 2 to Registrant’s initial Registration Statement on Form N-1A filed on June 8, 1999.

(2)	Opinion and Consent of Drinker Biddle & Reath LLP with respect to Institutional Shares and Retail Shares of The Community Reinvestment Act Qualified Investment Fund is incorporated herein by reference to Exhibit (i)(2) to Post-Effective Amendment No. 12 to Registrant’s Registration Statement on Form N-1A filed on March 1, 2007.

(3)	Opinion and Consent of Drinker Biddle & Reath LLP dated March 15, 2013 with respect to Institutional Shares of the CCM Alternative Income Fund (formerly, the CCM Active Income Fund) is incorporated herein by reference to Exhibit (i)(3) to Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A filed on March 15, 2013.

(j)	(1)	Consent of Drinker Biddle & Reath LLP is incorporated herein by reference to Exhibit (j)(1) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2019.

(2)	Consent of Deloitte & Touche LLP is incorporated herein by reference to Exhibit (j)(2) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2019.

(3)	Consent of Grant Thornton LLP is filed herewith.

(k)	None.

(l)	Share Purchase Agreement between Registrant and Community Capital Management, Inc. dated as of June 1, 1999 is incorporated herein by reference to Exhibit (l) to Pre-Effective Amendment No. 2 to Registrant’s Registration Statement on Form N-1A filed on June 8, 1999.

Share Purchase Agreement between Registrant and Community Capital Management, Inc. with respect to the CCM Alternative Income Fund is incorporated herein by reference to Exhibit (m) to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2013.

(m)	(1)	Distribution Plan and Form of Agreement for CRA Shares of The Community Reinvestment Act Qualified Investment Fund is incorporated herein by reference to Exhibit (m)(1) to Pre-Effective Amendment No. 2 to Registrant’s Registration Statement on Form N-1A filed on June 8, 1999.

(2)	Forms of Agreements pursuant to Rule 12b-1 are incorporated herein by reference to Exhibit (m)(2) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed on September 28, 2004.

(3)	Distribution Plan for Retail Shares of The Community Reinvestment Act Qualified Investment Fund is incorporated herein by reference to Exhibit (m)(3) to Post-Effective Amendment No. 12 to Registrant’s Registration Statement on Form N-1A filed on March 1, 2007.

(n)	Amended and Restated Plan in Accordance with Rule 18f-3 is incorporated herein by reference to Exhibit (n) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2019.

(o)	Reserved.

(p)	(1)	Code of Ethics of Registrant is incorporated herein by reference to Exhibit (p)(1) to Post-Effective Amendment No. 9 to Registrant’s Registration Statement on Form N-1A filed on September 28, 2006.

(2)	Code of Ethics of Community Capital Management, Inc. is incorporated herein by reference to Exhibit (p)(2) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed on September 27, 2019.

(3)	Code of Ethics of SEI Investments Distribution Co. is incorporated herein by reference to Exhibit (p)(3) to Post-Effective Amendment No. 36 to Registrant’s Registration Statement on Form N-1A f filed on September 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 40 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester and Commonwealth of Pennsylvania on the 11th of May, 2020.

Community Capital Trust
Registrant

/s/ David K. Downes
David K. Downes
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 40 to the Registration Statement has been signed below by the following persons in the capacity and on the date indicated.

	Signature	Title	Date

	/s/ David K. Downes	President	May 11, 2020
David K. Downes

	/s/ James Malone	Treasurer	May 11, 2020
James Malone

	*John E. Taylor	Trustee and Chairman	May 11, 2020
John E. Taylor

	*Irvin M. Henderson	Trustee	May 11, 2020
Irvin M. Henderson

	*Robert Orrin Lehrman	Trustee	May 11, 2020
Robert Orrin Lehrman

	*Heinz Riehl	Trustee	May 11, 2020
Heinz Riehl

	*Mirian Saez	Trustee	May 11, 2020
Mirian Saez

/s/ David K. Downes
*By:	David K. Downes
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
(j)(3)	Consent of Grant Thornton LLP